Exhibit 10.24

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT
William A. Koertner

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 2017 (this "Agreement"), is by and between MYR Group Inc., a Delaware corporation (the "Company"), and William A. Koertner (the "Key Employee").

WITNESSETH:

WHEREAS, the Company has identified the Key Employee as an integral part of the Company’s operation and management; and

WHEREAS, the Company recognizes the Key Employee’s efforts and desires to reward those efforts to protect and enhance the best interests of the Company; and

WHEREAS, the Company and the Key Employee entered into an employment agreement dated as of December 1, 2007 (the "Original Agreement"); and

WHEREAS, the Original Agreement became effective December 20, 2007 (the "Effective Date"), which date was the date of closing of the offering and sale of equity securities by the Company pursuant to a Purchase/Placement Agreement to be entered into by and between the Company and Friedman, Billings, Ramsey & Co., Inc. (the "Financing"); and

WHEREAS, the Company and the Key Employee amended and restated the Original Agreement effective December 31, 2008 to obtain or preserve compliance with, or exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the "First Amended Agreement"); and

WHEREAS, the Company and the Key Employee amended and restated the First Amended Agreement effective March 11, 2010 to revise certain provisions (the "Second Amended Agreement"); and

WHEREAS, the Company and the Key Employee desire to further amend and restate the Second Amended Agreement to, among other things, reflect a change in the Key Employee's position at the Company;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1           Definitions.

(a)          "Base Salary" means the Key Employee’s base salary as in effect from time to time, as described in Section 2.3(a).

(b)          "Board" means the Board of Directors of the Company.

(c)          "Bonus Plan" means the Senior Management Incentive Plan, as amended or as amended and restated from time to time.

(d)          "Cause" means:

(i)          A material breach by the Key Employee of Sections 3.9(b), (c), (d), (e) or (f) of this Agreement (regarding the non-competition, non-solicitation and confidentiality provisions);

(ii)         The commission of a criminal act by the Key Employee against the Company, including but not limited to fraud, embezzlement or theft;

(iii)        The conviction or plea of no contest or nolo contendere of the Key Employee for any felony or any misdemeanor that may result in a term of imprisonment greater than one (1) year; or

(iv)        The Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of this Agreement which is not remedied within thirty (30) days after the Key Employee’s receipt of written notice from the Company.

Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for Cause pursuant to this Section 1.1(d) unless and until there shall have been delivered to the Key Employee a copy of a resolution duly adopted by at least seventy-five percent (75%) of the entire membership of the Board (not including for this purpose the Key Employee if the Key Employee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Key Employee and a reasonable opportunity for the Key Employee, together with the Key Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Key Employee engaged in conduct set forth in this Section 1.1(d).

(e)          "Change in Control" means the occurrence of a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the Company’s assets," as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively.

(f)          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(g)          "Code" means the Internal Revenue Code of 1986, as amended and any regulations thereunder.

(h)          "Disability" means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Key Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Company for a period of not less than three months.

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(i)          "Good Reason" means:

(i)          a reduction of the Key Employee’s Base Salary and/or annual target bonus opportunity without the Key Employee’s prior written consent for which the Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice;

(ii)         the relocation of the Key Employee’s primary work site to a location greater than fifty (50) miles from the Key Employee’s work site as of the Effective Date; or

(iii)        any other material breach by the Company of a material provision of this Agreement for which the Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice.

Notwithstanding the foregoing, solely with respect to a termination of employment by the Key Employee during the Protection Period, in addition to clauses (i), (ii) and (iii), "Good Reason," shall also mean a material reduction of the Key Employee’s duties (without the Key Employee’s prior written consent) from those in Section 2.2 or as subsequently agreed to by the Key Employee and the Company for which the Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice.

(j)          "Market Price," as of any date, shall mean the average of the high and low sale prices of the Company's common stock on Nasdaq as reported by Bloomberg L.P. for each of the five trading days immediately preceding such date.

(k)          "Post-Termination Period" means the period beginning on the date that the Key Employee’s employment terminates and ending on the first anniversary of such date.

(l)          "Protection Period" means the period beginning on the date of the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.

(m)          "Severance Pay" means, in the case of a termination of Key Employee's employment by the Company Without Cause or a termination of employment by the Key Employee with Good Reason (in each case, during the Employment Term and whether or not within the Protection Period), the sum of (i) an amount equal to the Base Salary that would have been owed to the Key Employee from and after the date of such termination through the end of the Employment Term plus (ii) in the event such termination occurs before December 31, 2017, an amount equal to the Target Bonus plus (iii) an amount equal to the Market Price on the date of such termination times the difference between the number of outstanding shares of Restricted Stock previously granted to the Key Employee under the Stock Plan that are forfeited upon such termination and 6,324 plus (iv) an amount equal to the Market Price on the date of such termination times the difference between the outstanding number of Performance Shares previously granted to the Key Employee that are forfeited upon such termination less 6,170.

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(n)          "Severance Period" means the period commencing on the date of the Key Employee’s termination of employment and ending on March 31, 2018, in the case of a termination Without Cause or a termination by the Key Employee for Good Reason, whether or not during the Protection Period.

(o)          "Stock Plan" means the MYR Group Inc. 2007 Long-Term Incentive Plan, as amended or as amended and restated from time to time.

(p)          "Without Cause" means termination by the Company of the Key Employee’s employment at the Company’s sole discretion for any reason, other than by reason of the Key Employee’s death or Disability, and other than a termination based upon Cause.

1.2           Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1           Term. The term of this Agreement shall be from January 1, 2017 through March 31, 2018 (the "Employment Term").

2.2           Position, Duties and Services. Effective January 1, 2017, the Key Employee shall cease to be President and Chief Executive Officer of the Company, shall cease to be an employee of any subsidiary of the Company and shall become Chairman of the Company's Board (the "Chairman"). The Key Employee shall serve as Chairman during the Employment Term and shall cease to be the Chairman at the end of the Employment Term. The Key Employee's ceasing to be Chairman shall not affect his continued tenure as a member of the Company's Board. While Chairman, the Key Employee shall have duties and responsibilities set forth in the Company's bylaws and other duties and responsibilities consistent with an executive serving in such capacity. The Key Employee shall perform such duties and responsibilities diligently and to the best of the Key Employee’s abilities. The Key Employee’s employment will be subject to the supervision and direction of the Board.

2.3           Compensation.

(a)          Base Salary. The Key Employee shall receive a Base Salary during the Employment Term at the rate of Three Hundred Fifty Thousand dollars ($350,000) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which Base Salary may be increased (but not decreased) by the Board (or a committee thereof) from time to time.

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(b)          Target Bonus. For 2017, the Key Employee shall receive an annual target bonus under the Bonus Plan equal to 100% of his Base Salary (the "Target Bonus") with the payout of the award based on the achievement of annual performance objectives, as determined by the Board (or a committee thereof) in its discretion. The Key Employee will not receive a bonus under the Bonus Plan for 2018.

(c)          Stock Grant. Key Employee shall receive an award of time-based Restricted Stock under the Stock Plan in an amount, with comparable terms and at the time in 2017 that an annual award of Restricted Stock under the Stock Plan is made to each non-employee member of the Company's Board, with the award of time-based Restricted Stock to the Key Employee providing for immediate vesting upon the Key Employee ceasing to be a member of the Company's Board.

(d)          Incentive, Savings, Profit Sharing, and Retirement Plans. During the Employment Term, the Key Employee shall be entitled to participate in all other incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

(e)          Welfare Benefit Plans. During the Employment Term, the Key Employee and/or the Key Employee’s family, as the case may be, shall be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

2.4           Severance Benefit. The Key Employee shall be entitled to receive the severance benefits described in ARTICLE III upon the Key Employee’s termination of employment during the Employment Term, provided the Key Employee satisfies the requirements outlined in ARTICLE III.

2.5           Indemnification. The Company shall (i) indemnify, hold harmless and defend the Key Employee to the extent permitted under applicable law from and against reasonable costs, including reasonable attorney’s fees, incurred by the Key Employee in connection with or arising out of any acts or decisions made by the Key Employee in the course and scope of the Key Employee’s employment hereunder and (ii) pay all reasonable expenses and reasonable attorney’s fees actually incurred by the Key Employee in connection with or relating to the defense of any claim, action, suit or proceeding by any third party against the Key Employee arising out of or relating to any acts or decisions made by the Key Employee in the course and scope of the Key Employee’s employment hereunder; provided, however, that such indemnification shall not apply with respect to the commission of a criminal act or any gross misconduct by the Key Employee. This Section 2.5 shall survive the termination or expiration of this Agreement.

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ARTICLE III

EARLY TERMINATION

3.1           Death. Upon the death of the Key Employee during the Employment Term, this Agreement shall terminate and the Key Employee’s estate shall be entitled to payment of the Key Employee’s Base Salary through the date of such termination plus any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant. Payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s death.

3.2           Disability. In the event of the Key Employee’s Disability during the Employment Term, this Agreement and the Key Employee’s employment with the Company shall terminate and the Key Employee shall be entitled to payment of the following benefits: (a) the Key Employee’s Base Salary through the date of such termination; (b) long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company in which the Key Employee is a participant; and (c) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant. Subject to Section 3.12(a), the payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s termination. Subject to Section 3.12(a) and Section 3.12(b), reimbursements or in-kind benefits to which the Key Employee is entitled that are not exempt from Code Section 409A shall be paid as soon as administratively reasonable following the date of payments as set forth in this Agreement, or the applicable plan, practice, policy or program.

3.3           Termination for Cause by Company. If the Key Employee’s employment is terminated during the Employment Term for Cause, the Company shall pay the Key Employee through the date of termination (a) the Key Employee’s Base Salary in effect at the time notice of termination is given at the applicable payment date under the Company’s regular and customary payroll practices and (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.

3.4           Termination Without Good Reason by the Key Employee. If the Key Employee terminates the Key Employee’s employment with the Company during the Employment Term without Good Reason, whether or not during the Protection Period, the Company shall pay the Key Employee through the date of termination (a) the Key Employee’s Base Salary in effect at the time notice of termination is given at the applicable payment date under the Company’s regular and customary payroll practices and (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.

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3.5           Termination Without Cause or for Good Reason. If, during the Employment Term, the Key Employee’s employment is terminated by the Company Without Cause or the Key Employee terminates the Key Employee’s employment with the Company for Good Reason, the Key Employee shall be entitled to (a) the Key Employee’s unpaid Base Salary through the date of termination; (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant in accordance with the terms and conditions of such compensation and benefit plans; (c) a lump sum payment equal to the Key Employee’s Severance Pay; and (d) during the Severance Period, Company-paid benefit continuation coverage, on an insured or uninsured basis as determined by the Company in its sole discretion, concurrent with COBRA, for the Key Employee and the Key Employee’s family under the welfare benefit plans specified in Section 2.3(e) in which the Key Employee is a participant, on the same basis as such benefits are provided to active employees. Unless otherwise indicated in this Agreement and subject to Section 3.12(a), the payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s termination. Subject to Section 3.12(a) and Section 3.12(b), reimbursements or in-kind benefits to which the Key Employee is entitled that are not exempt from Code Section 409A shall be paid as soon as administratively reasonable following the date of payments as set forth in this Agreement, or the applicable plan, practice, policy or program. Subject to Section 3.8, Section 3.11 and Section 3.12(a), the payment of any Severance Pay and the continuation of welfare benefit plan coverage, as provided in Section 2.3(e), shall be made (or commence) in the month immediately following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable (if applicable under Section 3.8) and in any event the payment of any Severance Pay under this Agreement shall be made no later than March 15 of the Key Employee’s taxable year following the taxable year in which the Key Employee’s termination of employment occurs.

3.6           Reemployment. Notwithstanding anything to the contrary herein, if the Key Employee becomes reemployed by another employer during the Severance Period and such subsequent employer provides or makes available to the Key Employee benefits that are comparable in the aggregate to the Company-paid benefit continuation coverage described in Section 3.5, the Key Employee shall provide written notice of such re-employment and eligibility for comparable benefits to the Company within thirty (30) days of the commencement of such new employment and eligibility for comparable benefits, at which time the Company-paid benefit continuation coverage described herein shall be terminated.

3.7           Termination of Company’s Obligations. Upon termination of the Key Employee’s employment for any reason, the Company’s obligations under this Agreement shall terminate and the Key Employee shall be entitled to no compensation and benefits other than that provided in this ARTICLE III and Section 2.5. Notwithstanding such termination, the parties’ obligations under Sections 2.5 and 3.9 of this Agreement shall remain in full force and effect.

3.8           Release. Notwithstanding the foregoing provisions of this ARTICLE III, the Key Employee shall be entitled to the additional benefits specified in Section 3.5 regarding termination Without Cause or for Good Reason (i.e., those in addition to the payment of the Key Employee’s Base Salary through the date of termination and any benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant), only upon the Key Employee’s execution (and non-revocation) and delivery to the Company of a waiver and release of all claims substantially in the form attached hereto, which execution (and non-revocation) and delivery must occur before the forty-fifth (45th) day immediately following the date of termination. The Company shall have no obligations under Section 3.5 if the Key Employee fails to deliver (and not revoke) the executed waiver and release of claims to the Company within the specified period of time. Notwithstanding the foregoing, if the Company does not deliver the form of release to the Key Employee within three (3) business days following the date of termination, then any requirement for the Key Employee to execute (and not revoke) and deliver the release as a condition of receiving any payments under Section 3.5 will have no effect, and the Key Employee will be entitled to receive any payments to which the Key Employee otherwise qualifies under Section 3.5, as applicable.

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3.9           Non-Competition; Non-Solicitation; Confidentiality.

(a)          The Key Employee acknowledges and agrees that: (i) the Company is engaged in the business of power line and commercial/industrial electrical construction services for electric utilities, telecommunication providers, commercial/industrial facilities, and government agencies and electrical construction and maintenance services for industrial and power generation clients (the "Business"); (ii) the Business is intensely competitive; (iii) the Key Employee’s customer relationships are near permanent and but for the Key Employee’s association with the Company, the Key Employee would not have had contact with the customers; (iv) the Key Employee will continue to develop and have access to and knowledge of non-public information of the Company and its clients; (v) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to the Company; (vi) the Key Employee has developed goodwill with the Company’s clients at the substantial expense of the Company; (vii) but for the Key Employee entering into the covenants set forth in this Section 3.9, the Company would not have entered into the Financing and the closing of the offering and sale of equity securities by the Company as set forth above; (viii) the Key Employee engaging in any of the activities prohibited by this Section 3.9, would constitute improper appropriation and/or use of the Company’s confidential information and/or goodwill; (ix) the Key Employee’s association with the Company has been critical, and the Key Employee’s association with the Company is expected to continue to be critical, to the success of the Company; (x) the services to be rendered by the Key Employee to the Company are of a special and unique character; (xi) Company conducts the Business throughout the United States; (xii) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable and it would not be reasonable to enter into the Financing without obtaining such non-competition and other restrictive covenants and agreements; and (xiii) in light of the foregoing and of the Key Employee’s education, skills, abilities and financial resources, the Key Employee acknowledges and agrees that the Key Employee will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 3.9 would prevent the Key Employee from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

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(b)          Agreement not to Compete. The Key Employee will not, during the Key Employee’s employment and the Post-Termination Period, directly or indirectly, carry on or conduct, the Business or any business of the nature in which the Company or its subsidiaries are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or any new line of business with respect to which the Key Employee has created, received or had access to confidential information (as set forth below). The Key Employee agrees that the Key Employee will not so conduct or engage in the Business or any such business in any capacity, including as an individual on the Key Employee’s own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation, provided, that the Key Employee may be a shareholder in any public corporation if the Key Employee does not own ten percent (10%) or more of any class of its stock. Notwithstanding the foregoing, the Key Employee shall not be bound by the provisions of this Section 3.9(b) in the event the Key Employee's employment is terminated during the Protection Period either by the Company Without Cause or by the Key Employee for Good Reason.

(c)          Confidential Information. The Key Employee will not, directly or indirectly, during the Key Employee’s employment and at any time following termination of the Key Employee’s employment with the Company for any reason, reveal, divulge or make known to any person or entity, or use for the Key Employee’s personal benefit (including for the purpose of soliciting business, whether or not competitive with any business of the Company or its subsidiaries or affiliates), any information acquired during the Employment Term with regard to the financial, business or other affairs of the Company or its subsidiaries or affiliates (including any list or record of persons or entities with which the Company or its subsidiaries or affiliates has any dealings), other than (i) for purposes of performing the Key Employee’s duties and responsibilities pursuant to this Agreement; (ii) information already in the public domain; or (iii) information that the Key Employee is required to disclose under the following circumstances: (A) at the direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for the Key Employee, to be disclosed by the Key Employee in connection with any legal action or proceeding involving the Key Employee in the Key Employee’s capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company.

(d)          The Key Employee will, upon the earlier of (i) any time requested by the Company or (ii) termination of the Key Employee’s employment with the Company for any reason, promptly deliver to the Company all documents, memoranda, notes, reports, lists, files, customer lists, mailing lists, software, disks, credit cards, door and file keys, computer access codes, instructional manuals, and other physical or personal property which the Key Employee received or prepared or helped to prepare in connection with the Key Employee’s relationship with the Company including, but not limited to, any confidential information (as set forth above) of the Company or any of its subsidiaries and affiliates which the Key Employee may then possess or have under the Key Employee’s control, and the Key Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.

(e)          Agreement not to Solicit. During the Employment Term and for the Post-Termination Period, the Key Employee shall not (except on behalf of or with the written consent of the Company), either directly or indirectly, on the Key Employee’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate, or (ii) attempt to solicit, divert, or appropriate, any person or entity that is or was a customer of the Company or any of its affiliates at any time during the twelve (12) months prior to the date of the Key Employee’s termination and with whom the Key Employee has had material contact.

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(f)          Agreement not to Recruit. During the Employment Term and for the Post-Termination Period, the Key Employee shall not, either directly or indirectly, on the Key Employee’s behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away, any employee of or consultant to the Company or its subsidiaries or affiliates.

(g)          Reasonableness of Restrictions. The Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.9 are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its confidential information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause the Key Employee any undue hardship nor unreasonably interfere with the Key Employee’s ability to earn a livelihood. If any court determines that any portion of this Section 3.9 is invalid or unenforceable, the remainder of this Section 3.9 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3.9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall reduce the duration or scope of such provision and enforce such provision as so reduced.

(h)          Enforcement. Upon the Key Employee’s employment with an entity that is not a subsidiary or affiliate of the Company (a "Successor Employer") during the period that the provisions of this Section 3.9 remain in effect, the Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within thirty (30) days thereof. The Key Employee agrees that in the event of a breach or threatened breach of the terms and conditions of this Section 3.9 by the Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against the Key Employee, to obtain damages for any such breach, or to enjoin (in the form of specific performance, temporary restraining order, temporary or permanent injunction or otherwise) the Key Employee from any conduct in violation of this Section 3.9, without having to post a bond.

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3.10         Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if it is determined (as hereafter provided) that any payment or distribution to or for the Key Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Key Employee shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Key Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Key Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Key Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as such term is defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Key Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Key Employee’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Key Employee’s termination of employment, the Key Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Key Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Key Employee with respect to such excess) at the time that the amount of such excess is finally determined. The Key Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments. Notwithstanding anything in this Agreement to the contrary, in no event shall payments under this Section be made later than the end of the Key Employee’s taxable year following the taxable year in which the related Excise Tax is remitted by or on behalf of the Key Employee. The Company’s obligation to make Gross-Up Payments under this Section 3.10 is not conditioned upon the Key Employee’s termination of employment.

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3.11         Benefit Coverage under Health Benefit Plans.

(a)          If providing health benefit coverages through a welfare benefit plan as required by Section 3.4 or Section 3.5, would cause the plan to violate section 105(h) of the Code, then the Company shall provide the coverage through the Company’s welfare benefit plan on an after-tax basis.

(b)          In the event the Company provides the coverage to the Key Employee on an after-tax basis, then the Key Employee shall be entitled to receive an additional payment or payments (a "Health Plan Gross-Up Payment") in an amount such that, after payment by the Key Employee of all after-tax amounts paid by the Key Employee (if any) and all taxes (including any interest or penalties imposed with respect to such taxes) resulting from such after-tax treatment, the Key Employee is in the same position in respect of such coverages as though such coverages were provided as required by Section 3.5. For purposes of determining the amount of the Health Plan Gross-Up Payment, the Key Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Health Care Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Key Employee’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding anything in this Agreement to the contrary, in no event shall payments under this Section be made later than the end of the Key Employee’s taxable year following the taxable year in which the related taxes are remitted by or on behalf of the Key Employee.

3.12         Payments Subject to Section 409A of the Code.

(a)          Notwithstanding the foregoing provisions of this ARTICLE III, to the extent required by Section 409A of the Code and applicable guidance thereunder, payments that the Key Employee would otherwise be entitled to receive hereunder during the first six months following the date of the Key Employee’s termination of employment will be accumulated and paid on the date that is six months and one day after the date of the Key Employee’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without adverse tax consequences to the Key Employee under Section 409A of the Code; provided, however, that no such delay shall apply with respect to payments to which the Key Employee is entitled in the event of the Key Employee’s death.

(b)          Any reimbursement of expenses or in-kind benefits provided under this Agreement, that is subject to and not exempt from Section 409A of the Code, shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth in Section 3.12(a)); provided that the Key Employee first provides documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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(c)          For purposes of determining the Key Employee’s entitlement to payment of any cash or other remuneration which is deferred compensation under Section 409A of the Code, any provision of this Agreement providing for payment of any such cash or remuneration upon "termination," "termination of employment" or other event which is a termination of an employment relationship with the Company means that such payment is to be made upon a "Separation from Service" (as such term is defined in Treasury regulations issued under Code Section 409A), with the Company and all of its subsidiaries and affiliates, for any reason, including without limitation, quit, discharge and retirement, and the Company and the Key Employee reasonably anticipate that no further services will be performed after such date or that the level of bona fide services performed after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Key Employee has been providing services for less than 36 months).

(d)          It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. The Company shall not be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Key Employee or other taxpayers as a result of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1           Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles of such State.

4.2           Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

4.3           Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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4.4           Entire Agreement. Except as provided in the written benefit plans and programs referenced in Section 2.3(c), Section 2.3(d) and Section 2.3(e), this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.5           Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

4.6           Legal Fees. The Company shall reimburse the Key Employee for all reasonable legal fees and expenses incurred by the Key Employee in a dispute regarding the Key Employee’s rights under this Agreement, within forty-five (45) day of when such fees and expenses are incurred, but in no event later than the end of the taxable year in which such fees and expenses are incurred, unless a court of competent jurisdiction determines the Key Employee’s position in such dispute not to be bona fide.

4.7           Headings. The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

4.8           Actions by the Board. Any and all determinations or other actions required of the Board (or a committee thereof) hereunder that relate specifically to the Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board or such committee other than the Key Employee (if the Key Employee is a member of the Board or such committee), and the Key Employee will not have any right to vote or decide upon any such matter.

4.9           Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[Signature Page Follows]

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INTENDING TO BE BOUND, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

MYR GROUP INC.

By:	/s/ LARRY F. ALTENBAUMER
Name:	Larry F. Altenbaumer
Title:	Compensation Committee Chairman

KEY EMPLOYEE:

/s/ WILLIAM A. KOERTNER

Name:	William A. Koertner

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[FORM OF RELEASE]

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